Exhibit 10.13

April 14, 2009

Christine Gray-Smith

Re:
Confidential Separation Agreement and General Release of Claims

Dear Chris:

        This letter confirms the agreement between you and Anacor Pharmaceuticals, Inc. (the "Company") concerning the terms of your resignation and separation from the Company and offers you the consulting arrangement we discussed in exchange for a release of claims.

        1.    Separation Date.    Your last day of employment with the Company (and Trinet Employer Group, the Company's co-employer) will be April 17, 2009 (the "Separation Date"). By signing below, you also resign from your position of Chief Financial Officer of the Company and from any other officer positions with the Company and all of its affiliated entities as of the Separation Date.

        2.    Payment of Final Wages; Health Insurance/COBRA and Company Benefits; Stock Options.

          (a)    Final Wage Payment; Q1 2009 Bonus Payment.    On your Separation Date you will receive all amounts due from the Company for all salary, wages, accrued and unused PTO and any similar amounts due to you through the Separation Date, less all applicable taxes and withholdings. Your final paycheck shall include payment of your earned bonus for Q1 2009 in the gross amount of $23,000.

          (b)    Health Insurance/COBRA and Company Benefits.    Coverage under your existing health benefits plan will continue through your Separation Date, and you will thereafter receive any benefits to which you may be entitled under COBRA. Information on COBRA coverage will be provided under separate cover. If you sign this Agreement, return it to the Company and allow the release contained herein to become effective, and if you timely elect continued coverage under COBRA, the Company, as a separation benefit to you, will pay to the applicable benefit carrier the COBRA premiums to continue your group health insurance coverage through COBRA at the level in effect as of the Separation Date, for up to twelve (12) months following the Separation Date (i.e., through April 2010), but in no event later than the date you cease to be eligible for such coverage. Your eligibility to participate in all other Company-provided benefit plans and programs will end on the Separation Date.

          (c)    Stock Options.    Vesting with respect to the stock options granted to you under the Company's 2001 Equity Incentive Plan, as amended, and as amended on April 1, 2009, in connection with a stock option repricing approved by the Company's Board of Directors, will cease on the later of the Separation Date or the date on which the Consulting Period described in Paragraph 3, below, terminates (the "Termination Date"), provided that you have signed this Agreement and allowed the release contained herein to become effective. All unvested shares will be forfeited on the Termination Date, and you will have a limited period of time from the Termination Date to exercise the option with respect to any shares vested as of the Termination Date as set forth in the stock option agreements issued to you by the Company. You acknowledge and agree that all unvested shares will be forfeited on the Termination Date and that you have no right, title, or interest in or to any shares of the Company's capital stock under the stock option agreements issued to you or any other agreement (oral or written) or plan with the Company.

        3.    Consulting Agreement.    If you sign this Agreement, and allow the release contained herein to become effective, then the Company will engage you as a consultant under the terms set forth below.

          (a)    Consulting Period.    You will serve as a consultant beginning on April 18, 2009 and ending on April 30, 2010, unless terminated earlier pursuant to paragraph 3(i) below (the "Consulting Period").

          (b)    Consulting Services.    As a Consultant, you will be available to the Company as requested by the CEO to provide advice and services (the "Consulting Services"). You will not be required to complete more than ten (10) hours of Consulting Services per calendar month. You will conduct the Consulting Services at a location of your choosing. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.

          (c)    Consulting Payments.

            (i)    Consulting Fees and Expenses.    The Company will pay you a monthly retainer of $2,000, prorated for the partial period from April 18—April 30, 2009. In addition, the Company will pay you consulting fees at the rate of $250.00 per hour for any Consulting Services you provide in excess of ten (10) hours per calendar month (collectively, the "Consulting Fees"). The Company will also reimburse you for reasonable and documented business expenses incurred during the Consulting Period in connection with any Consulting Services, (including the expenses related to your Company-provided Blackberry, the ownership of which will transfer to you as of the Separation Date) provided that any such expenses in excess of $250.00 will require advance written approval by the CEO. The monthly retainer will be paid on the first day of each month during the Consulting Period, provided that the first payment on May 1 shall include payment for the partial period in April as well as the full month of May. You will provide an invoice at the end of each month showing all Consulting Services rendered and the aggregate amount of Consulting Fees, if any, due to you from the Company for each such month. The Company will provide payment of the invoiced amount within ten (10) business days following receipt of your invoice.

            (ii)    Tax Treatment.    The Company will not make any withholdings or deductions, and will issue you a form 1099, with respect to the Consulting Fees. You will be responsible for all taxes with respect to the Consulting Fee, and you agree to indemnify, hold harmless and defend the Company from any and all claims, liabilities, damages, taxes, fines or penalties sought or recovered by any governmental entity, including but not limited to the Internal Revenue Service or any state taxing authority, arising out of or in connection with the Consulting Fees.

          (d)    Independent Contractor Status.    You agree that during the Consulting Period (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not withhold or make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on your behalf.

          (e)    Stock Options.    During the Consulting Period, the vesting of your Company stock options will continue at the rate specified in each of your stock option agreements and your stock options will continue to be governed by the terms of the governing plan document and stock option agreements. Your outstanding incentive stock options will retain their incentive stock option status for tax purposes for three (3) months following the Separation Date, after which they will automatically convert to nonstatutory stock options.

          (f)    Protection of Information.    You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all processes, materials, and other intellectual property developed in the course of performing the Consulting Services.

          (g)    Limitations on Authority.    You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with prior written consent of the CEO.

          (h)    Standard of Conduct.    You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company.

          (i)    Termination of Consulting Period.    Without waiving any other rights or remedies, the Company may terminate the Consulting Period and its corresponding obligation to pay you any additional Consulting Fees, at any time, for any reason, upon thirty (30) days written notice. Further, you may terminate the Consulting Period at any time, for any reason, upon thirty (30) days written notice to the Company, which voluntary termination will extinguish the Company's obligation to pay you any further Consulting Fees. Upon termination of the Consulting Period by the Company for any reason other than Cause (as defined below), the Company will make a lump sum payment to you equal to the aggregate amount of the monthly retainer payments that the Company would have paid through the end of the Consulting Period and will accelerate the vesting of your stock option shares as though the Consulting Period had not terminated on the earlier date. In addition, your vested stock options (including the accelerated option shares) will remain exercisable for either 30 days or 90 days (as set forth in the applicable stock option agreement) after April 30, 2010, as though the Consulting Period had ended on April 30, 2010, provided however that such extended exercise period may be modified by the terms of the definitive agreement for a merger, acquisition or similar corporate transaction. If the Company terminates the Consulting Period for Cause, the Company will pay you only those Consulting Fees that you had earned and expenses incurred through and including the effective date of such termination. For purposes of this Agreement, Cause shall mean, as determined by the Board of Directors of the Company, acting in good faith: (A) willful conduct that has resulted or is likely to result in substantial and material damage to the Company; (B) conviction of a crime causing material harm to the standing and reputation of the Company; (C) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company which use or disclosure causes or is likely to cause material harm to the Company; (D) a material breach of any provision of this Agreement; or (E) your death or permanent disability.

        4.    No Other Compensation or Benefits; Representations.    You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan document. You further acknowledge and agree that the Company's provision of benefits under this Agreement supersedes and extinguishes any obligation of the Company to provide you with any severance benefits, including any obligation set forth in your Offer Letter from the Company dated June 18, 2007 or the Change of Control Agreement and Severance Agreement with the Company dated August 21, 2007, as amended on December 30, 2008, or in any other agreement between you and the Company. You represent that you have been paid all compensation owed for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or Company policies, and have not suffered any work-related injury or illness for which you have not already filed a workers' compensation claim.

        5.    Confidential Information Obligations.    You hereby acknowledge your continuing obligations under your Confidential Information and Invention Assignment Agreement with the Company, attached hereto as Exhibit A, through the Consulting Period and thereafter.

        6.    Return of Company Property:    You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof, provided, however, that during the Consulting Period only, the Company will permit you to retain, receive, and/or use any documents and/or information reasonably necessary to perform the Consulting Services, all of which equipment, documents and information you must return to the Company upon request and not later than the last day of the Consulting Period. You further agree to sign and return to the Company along with your signed copy of this Agreement and the Confidential Information Agreement, Exhibit C of the Confidential Information Agreement, Termination Certification.

        7.    Waiver of Claims.    In exchange for the separation benefits and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby fully and forever release and discharge the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (hereinafter referred to collectively as the "Released Parties"), from all claims and causes of action, whether known or unknown, including but not limited to those arising out of or relating in any way to your employment with the Company, including the termination of your employment, based on any acts or events occurring through the date on which you execute this Agreement. You understand and agree that this release is a full and complete waiver of all claims, including, but not limited to, any claims with respect to your entitlement to any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, as amended (the "ADEA") the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as related to severance benefits, the California Fair Employment and Housing Act, California Government Code § 12900 et seq., the California Labor Code, the California Business & Professions Code, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Civil Rights Act of 1991; and any claims under any other federal, state, and local laws and regulations, provided, however, that this release shall not apply to rights and claims which you may have under this Agreement or to any benefits to which you may be entitled under an employee benefit plan of the Company in which you are a participant. Further, this Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights) and any rights to indemnification provided under the terms of the Indemnification Agreement you have with the Company dated September 19, 2007 (the "Indemnification Agreement"). You acknowledge that the COBRA separation benefit and consulting arrangement described above are in full satisfaction and settlement of any such claims, liabilities, demands, or causes of action, and you represent and warrant that you will not file any lawsuit or institute any proceeding asserting any such claim for monetary damages, except as may be otherwise required by law. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you are hereby waiving your right to any monetary benefits in connection with any such claim, charge or proceeding.

        By signing below, you represent that you are not aware of any claim other than the claims that are released by this Agreement and you expressly waive any rights you might have under Section 1542 of the California Civil Code, (and any other federal, state, or local law of similar effect), which provides as follows:

  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

        8.    Nondisparagement.    You agree not to disparage the Company, or the Company's officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to your business, business reputation or personal reputation; provided that all parties may respond accurately and fully to any question, inquiry or request for information when required by legal process.

        9.    Legal and Equitable Remedies.    You agree that the Released Parties have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Released Parties may have at law or in equity for breach of this Agreement.

        10.    Attorneys' Fees.    If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

        11.    Confidentiality.    The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or as otherwise required by law. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

        12.    No Admission of Liability.    This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of the Released Parties, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

        13.    Entire Agreement.    This Agreement, including the Confidential Information Agreement, constitutes the entire agreement between you and the Released Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the stock option agreements referenced in Paragraph 2(c), above (as modified by this Agreement) and the Indemnification Agreement referenced in Paragraph 7, above. You acknowledge that neither the Released Parties nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

        14.    Modification.    It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement.

        15.    Savings Clause.    Should any of the provisions of this Agreement be determined to be invalid by a court or governmental agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

        16.    Review of Separation Agreement; ADEA Waiver.    You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (b) you have the right to consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (d) you have seven (7) days following the date you sign this Agreement to revoke the Agreement (by providing written notice of your revocation to the CEO); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you, provided that you do not revoke it (the "Effective Date").

        If you agree to the terms outlined in this Agreement, please sign and date the attached copy and return it to me within the time period specified in Paragraph 16, above. I look forward to working with you on a consulting basis and wish you the best in your future endeavors.

Sincerely,

ANACOR PHARMACEUTICALS, INC.

By: /s/ DAVID PERRY

David Perry
Chief Executive Officer

Attachment:

  •
  Confidential Information and Invention Assignment Agreement

ACKNOWLEDGMENT AND AGREEMENT:

I hereby acknowledge that I have read and understand the foregoing Agreement and that I sign it voluntarily and without coercion, conscious and with full appreciation that I am forever foreclosed from pursuing any of the rights so waived.

/s/ CHRISTINE GRAY-SMITH Christine Gray-Smith	Date:	4/15/09